Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION ANNOUNCES

MANAGEMENT CHANGES

Englewood, Colo, October 25 - Liberty Interactive Corporation (Nasdaq: LINTA, LINTB) today announced the following management changes effective as of November 1st.

Christopher W. Shean has been appointed to the position of Senior Vice President and Chief Financial Officer and will continue to report to Gregory B. Maffei, Liberty Interactive’s President and CEO.  As Senior Vice President and CFO, Mr. Shean will oversee all accounting and treasury functions at Liberty Interactive.  Mr. Shean has served as Senior Vice President/Controller since 2002, and has held several executive positions in the Liberty group prior to that.  Prior to joining Liberty, Mr. Shean served as a partner in the assurance practice of the accounting firm of KPMG.

David J.A. Flowers, formerly the Senior Vice President/Treasurer of the company, has been appointed Senior Vice President and Managing Director, Alternative Investments of Liberty Media Corporation, a former subsidiary that was recently split-off from the company.  As a result of Mr. Flowers’ new role at Liberty Media, he will no longer serve as Senior Vice President/Treasurer of the company.

“We are happy to announce these management changes,” said Greg Maffei.  “We congratulate Chris and Dave on their new roles and look forward to their continued service.”

About Liberty Interactive Corporation

Liberty Interactive (Nasdaq: LINTA, LINTB) owns interests in a broad range video and online commerce businesses including QVC, Provide Commerce, Backcountry.com, Celebrate Interactive, Bodybuilding.com, Evite, and Expedia.

Contact:	Courtnee Ulrich
(720) 875-5420